Exhibit 99.2

Where Food Comes From, Inc.

2026 Third Quarter Conference Call

Call date: Thursday November 12, 2026

Call time: 10:00 a.m. Mountain Time

Jay Pfeiffer – Investor Relations

Good morning and welcome to the Where Food Comes From 2026 third quarter earnings call.

Joining me on the call today are CEO John Saunders, President and Chief Strategy Officer Leann Saunders, and CFO Dannette Henning.

During this call we’ll make forward-looking statements based on current expectations, estimates and projections that are subject to risk. Statements about financial performance, growth strategy, customers, business opportunities, market acceptance of our products and services, and potential acquisitions are forward looking statements. Listeners should not place undue reliance on these statements as there are many factors that could cause actual results to differ materially from our forward-looking statements. We encourage you to review our publicly filed documents as well as our news releases and website for more information.

I’ll now turn the call over to John Saunders.

John

Hello and thank you for joining the call today.

This morning, we were pleased to report strong financial results in our news release issued before the market opened.

Total revenue in the third quarter increased 4% to $7.3 million. That increase included 6% growth in our core verification and certification segment, which is benefitting from strong demand for multiple services across our solutions portfolio. As highlighted in our press release, we are seeing resurgent demand in our beef-related business despite continued pressure resulting from smaller herd sizes and fewer cattle moving through the system. The primary drivers of this growth are new standards we have developed internally to address emerging producer and consumer trends that are changing the way shoppers make decisions about animal protein purchases.

Recently, RaiseWell Certified has enjoyed strong market uptake and has begun to make a meaningful contribution to revenue. Introduced in January of this year, RaiseWell was adopted a month later by Whole Foods Market as a recognized animal welfare standard. As with our CARE program, RaiseWell was expanded to include other proteins, and in October we announced that Whole Foods had extended the standard to cover its poultry, pork and lamb supplies. We view Whole Foods as a strategically important relationship due to its size – 540 stores and millions of retail customers – as well as its reputation as a pioneer in sustainability and humane handling practices along with increased transparency into claims their food suppliers make.

There are currently 347,000 head of cattle approved under the RaiseWell standard, and we are adding to that number almost daily. Today, 368 cattle ranchers are RaiseWell approved across 26 states. We also count 52 backgrounders, 31 finishing locations and four processors among our growing list of customers. And, we have recently begun onboarding poultry operations and processors as we expand our focus to other proteins.

The beef industry today is characterized by record high prices, record low herd sizes and strong consumer demand for beef products. So, it may seem counter-intuitive that ranchers continue to invest in various certifications available to them. But that’s exactly what is happening. Based on direct customer feedback and video sale data, ranchers are capturing premiums of $100 per head for cattle that have been third party verified to one or more of our standards. So, with the growth of our new offerings and in the belief that recovery of the cattle supply cycle is on the horizon, we remain bullish on long-term prospects for our beef-related business.

As we’ve been emphasizing for some time, our work over the past 10 years to expand our solutions portfolio beyond animal proteins has been paying off for us in the form of new revenue streams that reduce our reliance on legacy verification solutions and reduce the risks associated with a limited product portfolio.

Our Organic certification business in particular has been experiencing strong growth this year. We now cover more than 1,500 organic operations, an increase of 94 new customers through the first nine months of 2026. These customers represent more than one million organic acres of land. New customer wins this year include fledgling organic food makers and more than 30 established operations that transferred to us from other certification bodies. The feedback we’re getting from these operations highlight the responsiveness and timeliness of our service teams and the advantages of our bundling program that combines organic with other certifications in a single audit experience. Our SOW Organic online tool – think TurboTax for what is an annual qualification process for organic certification – is also cited as a key factor in our customers choosing us for this work.

The improvement we have made in gross margins is a great barometer of our success in this area. In the third quarter, overall gross margins increased by 380 basis points to 42.1% from 38.3%. That included margin gains in both our certification business and product sales category. Through nine months, gross margins improved to 40.5% from 38.9%.

We’re also pleased to note that sales, general and administrative expense in the third quarter was flat year-over-year and, for the nine-month period, actually declined by 3%, or nearly $200,000.

Operating income in the third quarter increased 68% to $1.0 million from $600,000. Through nine months, operating income was up 52% to $1.9 million from $1.3 million. These increases are the direct result of higher revenue in conjunction with effective cost control measures.

As we noted last quarter, due to anomalous items below the operating income line involving digital asset valuation swings and a 2025 asset divestiture, we believe income from operations is really the most accurate measure of our profitability.

Based on our solid profitability and strong cash generation, we continued our stock repurchase program in the third quarter, buying back 21,170 shares. That raised year-to-date buybacks to 110,651 shares and increased to $17.5 million the total value we have returned to shareholders since our buyback plan was initiated.

With that, I thank you again for joining the call today and will now open the call to questions.

Operator

This concludes today’s conference. You may disconnect your lines at this time, and thank you for your participation.